                                                Coal City Corporation
                                                1200 North Ashland
                                                Chicago, IL 60622



                                 PRESS RELEASE

For Information at Coal City Corporation or Manufacturers Bank contact:
Mitchell Feiger -- President (773) 292-6271
Donna Adam -- Controller (773) 292-6280


FOR IMMEDIATE RELEASE

    Coal City Corp. reports 1998 fourth quarter net income of $439 thousand

CHICAGO, February 5, 1999 -- Coal City Corporation, the holding company for Manufacturers Bank, announced today fourth quarter net income of $439 thousand. In 1997, Coal City Corporation had fourth quarter net income of $850 thousand. In 1997, net interest income after the provision for loan losses was $395 thousand higher than the same period in 1998. In addition, the fourth quarter of 1998 had higher operating expenses from an after tax charge of $475 thousand related to a kiting loss, and an additional after tax reserve for other real estate owned (OREO) expenses of $132 thousand. Basic earnings per share for the fourth quarter of 1998 was $4.51 compared to $17.12 for the same quarter last year.

For the year ended December 31, 1998 the Company had net income of $6.3 million or $105.47 per share compared to $3.4 million or $63.83 for the same period in 1997. The 1998 results include a $2.7 million after tax gain on the sale of Coal City National Bank in January 1998, offset by the $475 thousand after tax charge related to the kiting loss.

On October 13, 1998 the Company and Avondale Financial Corporation ("Avondale"), the holding company for Avondale Federal Savings Bank, announced they had entered into a definitive agreement in connection with a merger of equals. The combined company will be called MB Financial, Inc. and have assets of approximately $1.4 billion. Avondale is a publicly traded savings and loan holding company headquartered in Chicago whose principal subsidiary, Avondale Federal Savings Bank, operates five banking offices in the Chicago metropolitan area. The transaction is expected to close in the first quarter of 1999, subject to regulatory approval and the approval of the stockholders of both Avondale and Coal City Corporation and certain other conditions.

Mitchell Feiger, President, said, "We are excited about the pending merger and believe it will have very positive benefits for our customers and shareholders. By combining our assets, our customers will enjoy the strength and security of a top rated $1.4 billion bank with 13 conveniently located banking facilities in the Chicagoland area."


RESULTS OF OPERATION
--------------------

The Company had net income of $439 thousand for the fourth quarter of 1998 compared to $850 thousand for the fourth quarter of 1997. Net interest income was $6.9 million for the fourth quarter of 1998 compared to $7.5 million for the same period in 1997, however fourth quarter 1997 net interest income included $491 thousand from Coal City National Bank. Coal City National Bank was sold in January 1998.

Other income increased $254 thousand to $1.4 million for the quarter ended December 31, 1998 from $1.1 million for the same period in 1997. This increase was primarily due to gains on the sale of securities and higher loan fees.

Other expense increased from $6.8 million in the fourth quarter of 1997 to $7.4 million in the fourth quarter of 1998. The increase is attributable to the kiting loss incurred in the fourth quarter of 1998 and is offset by lower intangible amortization expenses.


NET INTEREST MARGIN
-------------------

The following table sets forth a summary of the Company's net interest income, average earning assets and net interest margin (dollar amounts in thousands):

                          For The Three Months Ended          For The Year Ended
                         -----------------------------   -----------------------------
                         Dec. 31, 1998   Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1997
                         -------------   -------------   -------------   -------------
Net interest income           $  6,914        $  7,511        $ 27,806        $ 26,514
Average earning assets        $803,659        $719,726        $760,750        $649,105
Net interest margin (1)          3.43%           4.16%           3.68%           4.12%
Net interest margin              3.41%           4.14%           3.66%           4.08%

(1) Net interest margin is presented on a fully tax equivalent basis assuming a 34% tax rate.


The Company's net interest income decreased $597 thousand for the quarter ended December 31, 1998 compared to the quarter ended December 31, 1997. This decrease is primarily due to the sale of Coal City National in January 1998. The fourth quarter of 1997 includes $491 thousand of net interest income related to Coal City National. For the year ended December 31, 1998, net interest income increased $1.3 million to $27.8 million from $26.5 million for the year ended December 31, 1997. The increase in net interest income resulted from an increase in interest income of $5.9 million, or 11.5%, partially offset by an increase in interest expense of $4.6 million, or 18.5%. Interest income increased due to a $111.6 million, or 17.2% increase in average interest earning assets while interest expense rose as a result of a $95.6 million, or 17.5% increase in average interest bearing liabilities. Much of the increase is due to the purchase of U.S. Bancorp, Inc. in May 1997 with averages and related income included from the purchase date forward offset by the effect of the sale of Coal City National Bank. The remaining increase is due to growth in the Company's core banking businesses.

Although net interest income has increased in 1998, the net interest margin has decreased from 4.08% for the year ended December 31, 1997 to 3.66% for the year ended December 31, 1998. This decrease is due to increased leverage in the Company's balance sheet as a result of the purchase of certain additional U.S. Treasury investments and the addition of certain repurchase agreements used to fund those investments.


OTHER INCOME
------------

Other income increased $254 thousand to $1.4 million for the quarter ended December 31, 1998 from $1.1 million for the same period in 1997. This increase was primarily due to gains on the sale of securities and higher loan fees.

For the year ended December 31, 1998, other income increased $5.0 million with $4.1 million of the increase attributable to the gain resulting from the sale of Coal City National Bank in January 1998. $463 thousand of the increase is due to higher service fees and $246 thousand is attributable to increased income related to the Company's lease financing business.

OTHER EXPENSE
-------------

Other expense increased from $6.8 million in the fourth quarter of 1997 to $7.4 million in the fourth quarter of 1998. The increase is attributable to the kiting loss in the fourth quarter that was reserved for at its estimated potential loss of $719 thousand and an additional reserve for OREO costs of $200 thousand. These higher costs were offset by the elimination of other expenses related to the sale of Coal City National in January 1998.

For the year ended December 31, 1998, other expense increased $2.8 million to $27.0 million from $24.2 million for the year ended December 31, 1997. This increase occurred due to the purchase of U. S. Bancorp, Inc. in May 1997, as expenses for U. S. Bancorp for the first four months of 1997 are not included in the Company's financial statements for 1997.


BALANCE SHEET
-------------

Total assets were $871.9 million at December 31, 1998 compared to $802.7 million at December 31, 1997. The $69.2 million increase in total assets was due to an increase of U.S. Treasury securities of $92.6 million offset by a decline in assets as a result of the sale Coal City National Bank. Short-term borrowings increased to fund the increase in U.S. Treasuries. Net loans increased $22.6 million from $519.4 million at December 31, 1997 to $542.0 million at December 31, 1998 due to strong loan demand offset by a reduction in loans as a result of the sale of Coal City National Bank. Total deposits decreased from $684.1 million at December 31, 1997 to $645.7 million at December 31, 1998 also due to the sale of Coal City National Bank. Additionally, in July 1998 the Company issued $25.0 million in Corporation Obligated Mandatorily Redeemable Capital Securities and retired $10.0 million of Corporation Obligated Mandatorily Redeemable Preferred Securities issued in 1997. Additionally, in the fourth quarter of 1998, $10.2 million of preferred stock was redeemed with a portion of the proceeds from the $25.0 million issuance of Capital Securities.

The Company's total risk-based capital ratio was 10.00%, Tier 1 capital to risk-weighted assets ratio was 7.38%, and Tier 1 capital to average asset ratio was 5.25% at December 31, 1998. The FDIC has categorized the bank subsidiary as "Well-Capitalized" at December 31, 1998.

As of December 31, 1998, the Company's book value per share was $957, compared to $852 at December 31, 1997.


ASSET QUALITY
-------------

The following table presents a summary of non-performing assets as of the dates indicated (dollars in thousands):

                                          December 31, 1998    December 31, 1997
                                          -----------------    -----------------
Non-accruing loans                            $  4,789             $  9,879
Loans 90 days or more past due, still
 accruing interest                                  85                    2
                                              --------             --------

Total non-performing loans                       4,874                9,881
Other real estate owned                            442                3,726
                                              --------             --------

Total non-performing assets                   $  5,316             $ 13,607
                                              ========             ========

Total non-performing loans to total loans        0.89%                1.87%
Total non-performing assets to total assets      0.61%                1.70%

A reconciliation of the activity of the Company's allowance for loan losses follows (dollars in thousands):

                                     For The Three Months Ended          For The Year Ended
                                    -----------------------------   -----------------------------
                                    Dec. 31, 1998   Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1997
                                    -------------   -------------   -------------   -------------
Balance at beginning of period          $  7,245        $  7,810        $  7,922        $  4,692
Decrease from sale of subsidiary             ---             ---            (399)            ---
Additions resulting from acquisitions        ---             ---             ---           2,574
Provision for loan losses                    187             389             750             971
Charge-offs                               (1,095)           (280)         (2,090)           (343)
Recoveries                                     7               3             161              28
                                        --------        --------        --------        --------
Balance at December 31                  $  6,344        $  7,922        $  6,344        $  7,922
                                        ========        ========        ========        ========

Total loans at December 31              $548,353        $527,321        $548,353        $527,321

Ratio of allowance to total loans          1.16%           1.50%           1.16%           1.50%

The Company maintains its allowance for loan losses at a level that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. In January 1998, Coal City National Bank was sold, reducing the allowance for loan losses by $399 thousand. In 1997, $2.6 million was added to the allowance with the purchase of U.S. Bancorp, Inc.

This news release may contain forward-looking statements that involve risk and uncertainties, with respect to the results of operations and other uncertainties which may not be known or anticipated by the Company. While management of the Company uses its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially from the future results indicated in such forward-looking statements.



                                TABLES TO FOLLOW

COAL CITY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Statement Amounts in Thousands Except Earnings Per Share Data)

                                                                Three Months Ended December 31,      Years Ended December 31,
                                                                 1998                    1997         1998             1997
                                                                -------------------------------------------------------------
Interest Income:
  Loans                                                         $11,446                 $11,639      $44,929          $41,313
  Investment securities:
    Taxable                                                       3,172                   2,383       11,787            8,527
    Nontaxable                                                       80                      60          305              433
  Federal funds sold                                                 69                     450          611            1,413
                                                                -------------------------------------------------------------
    Total interest income                                        14,767                  14,532       57,632           51,686
                                                                -------------------------------------------------------------
Interest expense on:
  Deposits                                                        5,497                   5,970       22,319           21,617
  Short-term borrowings                                           1,683                     395        5,118            1,353
  Long-term borrowings                                              673                     656        2,389            2,202
                                                                -------------------------------------------------------------
    Total interest expense                                        7,853                   7,021       29,826           25,172
                                                                -------------------------------------------------------------
Net interest income                                               6,914                   7,511       27,806           26,514

Provision for loan losses                                           187                     389          750              971
                                                                -------------------------------------------------------------
    Net interest income after provision for loan losses           6,727                   7,122       27,056           25,543
                                                                -------------------------------------------------------------
Other income:
  Service fees                                                      911                     513        3,548            3,085
  Lease financing, net                                              229                     303        1,418            1,172
  Net gains on sale of securities available for sale                131                       -          167              138
  Gain on sale of Coal City National Bank                             -                       -        4,099                -
  Other operating income                                            110                     311          708              540
                                                                -------------------------------------------------------------
                                                                  1,381                   1,127        9,940            4,935
                                                                -------------------------------------------------------------
Other expense:
  Salaries and employee benefits                                  3,121                   3,022       12,954           11,556
  Occupancy and equipment expenses                                  921                     961        3,773            2,934
  Intangible amortization expense                                   825                   1,040        3,254            3,321
  Other operating expenses                                        2,575                   1,801        7,056            6,384
                                                                -------------------------------------------------------------
                                                                  7,442                   6,824       27,037           24,195
                                                                -------------------------------------------------------------
    Income before income taxes and minority interest                666                   1,425        9,959            6,283

Applicable income taxes                                             210                     529        3,605            2,402
                                                                -------------------------------------------------------------
    Income before minority interest                                 456                     896        6,354            3,881

Minority interest                                                   (17)                    (46)         (99)            (432)
                                                                -------------------------------------------------------------
    Net income                                                      439                     850        6,255            3,449

Other comprehensive income:
    Unrealized securities gains, net of income taxes               (444)                     28          134               97
    Less:  reclassification adjustments for gains included
      in net income, net of tax                                      86                       -          110               91
                                                                -------------------------------------------------------------
      Other comprehensive income                                   (530)                     28           24                6
                                                                -------------------------------------------------------------
      Comprehensive income                                      $   (91)                $   878      $ 6,279          $ 3,455
                                                                =============================================================
      Net income                                                $   439                 $   850      $ 6,255          $ 3,449

Preferred stock dividend                                            218                       -        1,085              276
                                                                -------------------------------------------------------------

      Net income available to common stockholders               $   221                 $   850      $ 5,170          $ 3,173
                                                                =============================================================

Basic earnings per common share                                 $  4.51                 $ 17.12      $105.47          $ 63.83
Weighted average common shares outstanding                       48,957                  49,641       49,021           49,713

COAL CITY CORPORATION

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Statement Amounts in Thousands)

                                                                                              December 31,             December 31,
                                                                                                  1998                     1997
------------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                                       $    20,520             $     36,302
Investment securities:
   Securities available for sale                                                                  212,020                  136,685
   Securities held to maturity (fair value of $11,529 at December 31, 1998 and
     $5,679 at December 31, 1997)                                                                  11,142                    5,242
Stock in Federal Home Loan Bank                                                                     2,614                      615
Federal funds sold                                                                                 20,350                   37,400
Loans (net of allowance for loan losses of $6,344 at December 31, 1998 and
  $7,922 at December 31, 1997)                                                                    542,009                  519,399
Lease investments, net                                                                             21,931                   22,887
Premises and equipment, net                                                                        11,483                   11,045
Other assets                                                                                       11,529                   10,703
Intangibles, net                                                                                   18,293                   22,418
                                                                                              -------------------------------------
              Total assets                                                                    $   871,891             $    802,696
                                                                                              =====================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits:
     Noninterest bearing                                                                      $   128,218             $    131,064
     Interest bearing                                                                             517,443                  552,996
                                                                                              --------------------------------------
              Total deposits                                                                      645,661                  684,060
Short-term borrowings                                                                             130,521                   18,013
Long-term borrowings                                                                               12,034                   22,415
Other liabilities                                                                                  11,815                   12,261
                                                                                              --------------------------------------
              Total liabilities                                                                   800,031                  736,749
                                                                                              --------------------------------------
Minority Interest in Subsidiary                                                                         -                    3,421
                                                                                              --------------------------------------
Corporation Obligated Mandatorily Redeemable Preferred Securities of
   Subsidiary Trust Holding Solely Junior Subordinated Debentures                                       -                   10,000
                                                                                              --------------------------------------
Corporation Obligated Mandatorily Redeemable Capital Securities of
   Subsidiary Trust Holding Solely Junior Subordinated Debentures                                  25,000                        -
                                                                                              --------------------------------------
Stockholders' Equity
   Preferred stock, Class B, $150,000 par value; authorized 100 shares;
     issued December 31, 1997 68 shares                                                                 -                   10,200
   Common stock, no par value, $10 stated value; authorized 200,000 shares;
     issued December 31, 1998 48,957 shares; December 31, 1997
     49,707 shares                                                                                    490                      497
   Additional paid-in capital                                                                      23,794                   24,446
   Retained earnings                                                                               22,231                   17,062
   Accumulated other comprehensive income                                                             345                      321
                                                                                              --------------------------------------
                 Total stockholders' equity                                                        46,860                   52,526
                                                                                              --------------------------------------
                 Total liabilities and stockholders' equity                                   $   871,891             $    802,696
                                                                                              ======================================

COAL CITY CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

                                                    At or For the Three Months Ended         At or For the Years Ended
                                                    --------------------------------      --------------------------------

                                                    Dec. 31, 1998      Dec. 31, 1997      Dec. 31, 1998      Dec. 31, 1997
                                                    -------------      -------------      -------------      -------------
Performance Ratios:

  Return on average assets                                   0.21 %             0.44 %             0.76 %             0.54 %

  Return on average equity                                   3.22               6.48              11.16               7.08

  Net Interest rate spread                                   2.77               3.42               2.96               3.40

  Net interest margin                                        3.43               4.16               3.68               4.12

  Other expense to average assets                            3.35               3.39               3.22               3.34

  Average interest-earning assets to
   average interest-bearing liabilities                    117.14             118.95             118.36             118.63

  Net interest income to other expense                      92.91             110.07             102.84             109.58


Asset Quality Ratios:

  Non-performing loans to total loans                        0.89 %             1.87 %             0.89 %             1.87 %

  Non-performing assets to total assets                      0.61               1.70               0.61               1.70

  Allowance for loan losses to total loans                   1.16               1.50               1.16               1.50

  Allowance for loan losses to non-performing loans        130.16              80.17             130.16              80.17


Capital Ratios:

  Average equity to average assets                           6.13 %             6.51 %             6.67 %             6.72 %

  Equity to total assets                                     5.37               6.54               5.37               6.54

  Total capital (to risk-weighted assets)                   10.00              10.00              10.00              10.00

  Tier 1 capital (to risk-weighted assets)                   7.38               7.09               7.38               7.09

  Tier 1 capital (to average assets)                         5.25               5.15               5.25               5.15